Voya Insurance and Annuity Company
ENDORSEMENT

The Contract, Policy and/or Certificate is hereby endorsed effective September 1, 2014, as follows:

The name of ING USA Annuity and Life Insurance Company has been changed to Voya Insurance and Annuity
Company. Accordingly, all references to ING USA Annuity and Life Insurance Company or ING in the Contract, Policy
and/or Certificate are changed to Voya Insurance and Annuity Company and Voya, respectively.
The address remains as follows:

909 Locust Street
Des Moines, Iowa 50309

All other terms, conditions and provisions of your Contract, Policy and/or Certificate remain unchanged.

IU-RA-3140